PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-174941

PROSPECTUS SUPPLEMENT NO. 2

(to Prospectus Dated September 27, 2011,

as supplemented on April 2, 2011

MISTER GOODY INC.

Common Stock

This prospectus supplements the prospectus dated September 27, 2011 (as supplemented on April 2, 2011) relating to the sale of up to 400,000 shares of common stock of Mister Goody, Inc. that may be sold from time to time by the selling shareholders as described in the prospectus. You should read this prospectus supplement in conjunction with the prospectus.

Current Report on Form 8-K

On January 9, 2012, we filed a Current Report on Form 8-K. A copy of such Report is also being provided to you along with this Supplement.

You should carefully consider matters discussed under the caption “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement No. 2 is April 2, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2012

MISTER GOODY, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54517	27-5414480
(State or other jurisdiction of incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7877 Emerald Winds Circle Boynton Beach, Florida		33473
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 561-396-0554

Not Applicable
(Former name or former address, if changed since the last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 5.02

DEPARTURE OF DIRECTORS OR PRINCPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On January 4, 2012, Jenifer Calise resigned as Vice President of Non-Profit Relations, effective immediately. The resignation was not a result of any disagreements relating to the Company’s operations, policies or practices.

On January 4, 2012, Christina O’Malley resigned as Vice President of Business Relations, effective immediately. The resignation was not a result of any disagreements relating to the Company’s operations, policies or practices. Mrs. O’Malley continues to serve as a consultant to the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 9, 2012

MISTER GOODY, INC.

By:	/s/ Joel Arberman
Joel Arberman
President, Chief Executive Officer,
Chief Financial Officer, Treasurer and Director